Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REINCORPORATION

THIS AGREEMENT AND PLAN OF MERGER AND REINCORPORATION (the “Agreement”) is dated as of June 1, 2004, and is entered into by and between Cellegy Pharmaceuticals, Inc., a California corporation (“Cellegy California”), and Cellegy Pharmaceuticals, Inc. (Delaware), a Delaware corporation (“Cellegy Delaware”).

BACKGROUND

A.  Cellegy Delaware is a corporation duly organized and existing under the laws of the State of Delaware.

B.  Cellegy California is a corporation duly organized and existing under the laws of the State of California.

C.  On the date of this Agreement, Cellegy Delaware has authority to issue 1,000 shares of Common Stock, par value $.0001 per share (the “Cellegy Delaware Common Stock”), of which 100 shares are issued and outstanding and owned by Cellegy California.

D.  Cellegy California as of the date hereof has authority to issue (i) 35,000,000 shares of Common Stock, without par value (the “Cellegy California Common Stock”), of which 20,117,211 shares were issued and outstanding as of April 15, 2004, and (ii) 5,000,000 shares of Preferred Stock, without par value, of which no shares are issued and outstanding.

E.  The respective Boards of Directors for Cellegy Delaware and Cellegy California have determined that, for the purpose of effecting the reincorporation of Cellegy California in the State of Delaware, it is advisable, to the advantage of and in the best interest of Cellegy California and its shareholders and Cellegy Delaware and its stockholders that Cellegy California merge with and into Cellegy Delaware upon the terms and conditions herein provided.

F.  The respective Boards of Directors of Cellegy Delaware and Cellegy California and the sole stockholder of Cellegy Delaware have unanimously adopted and approved this Agreement, and the Board of Directors of Cellegy California has directed that this Agreement be submitted to the shareholders of Cellegy California for their consideration.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Cellegy California and Cellegy Delaware hereby agree as follows:

1.                                       Merger. Subject to the approval of the shareholders of Cellegy California in accordance with the California General Corporation Law (the “CGCL”) and the Delaware General Corporation Law (“DGCL”), at such time as the parties hereto shall thereafter mutually agree, Cellegy California shall be merged with and into Cellegy Delaware (the “Merger”), and Cellegy Delaware shall be the surviving corporation (the “Surviving Corporation”) in the Merger.  The Merger shall be effective upon (a) the filing of this Agreement together with the requisite officers’ certificate with the Secretary of State of the State of California in accordance with the provisions of the CGCL and (b) the filing of a duly certified counterpart of this Agreement (or a duly executed certificate of merger) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), the date and time of the later of such filings being hereinafter referred to as the “Effective Time.”

2.                                       Governing Documents. The Certificate of Incorporation of Cellegy Delaware shall be amended and restated as in the form attached hereto as Appendix A-1, and shall be the Certificate of Incorporation of the Surviving Corporation; and the Bylaws of Cellegy Delaware shall be amended and restated as in the form attached hereto as Appendix A-2 and shall be the Bylaws of the Surviving Corporation.

3.                                       Directors and Officers. The directors and officers of Cellegy California shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their respective successors are duly elected or appointed.

4.                                       Succession. At the Effective Time, Cellegy Delaware shall succeed to Cellegy California in the manner of and as more fully set forth in Section 259 of the General Corporation Law of the State of Delaware.

5.                                       Further Assurances. From time to time, as and when required by Cellegy Delaware or by its successors and assigns, there shall be executed and delivered on behalf of Cellegy California such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Cellegy Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Cellegy California, and otherwise to carry out the purposes of this Agreement, and the officers and directors of Cellegy Delaware are fully authorized in the name and on behalf of Cellegy California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

6.                                       Common Stock of Cellegy California. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Cellegy California Common Stock outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Cellegy Delaware Common Stock.

7.                                       Stock Purchase Rights and Convertible Securities.  A number of shares of the Surviving Corporation’s Common Stock and Preferred Stock shall be reserved for issuance upon the exercise of stock purchase rights and convertible securities equal to the number of shares of Cellegy California Common Stock and Preferred Stock so reserved immediately prior to the Effective Date of the Merger.

8.                                       Options; Warrants. At the Effective Time, each outstanding option, warrant or other right to purchase shares of Cellegy California stock shall be converted into and become an option, warrant or right to purchase the same number of shares of Cellegy Delaware stock at a price per share equal to the exercise price of the option, warrant or right to purchase Cellegy California stock and upon the same terms and subject to the same conditions as set forth in the agreements entered into by Cellegy California pertaining to such options, warrants or rights.  A number of shares of Cellegy Delaware stock shall be reserved for purposes of such options and rights equal to the number of shares of Cellegy California stock so reserved immediately prior to the Effective Time.  As of the Effective Date, Cellegy Delaware shall assume all obligations of Cellegy California under the plans and agreements pertaining to such options and rights and the outstanding options or other rights, or portions thereof, granted pursuant thereto.

9.                                       Stock Certificates. From and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of Cellegy California stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Cellegy Delaware stock into which the shares of Cellegy California stock represented by such certificates have been converted as herein provided.  The registered owner on the books and records of Cellegy Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Cellegy Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Cellegy Delaware stock evidenced by such outstanding certificate as above provided.

10.                                 Other Employee Benefit Plans. As of the Effective Time, Cellegy Delaware hereby assumes all obligations of Cellegy California under any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

11.                                 Outstanding Common Stock of Cellegy Delaware. At the Effective Time, the one hundred (100) shares of Cellegy Delaware Common Stock presently issued and outstanding in the name of Cellegy California shall be canceled and retired and resume the status of authorized and unissued shares of Cellegy Delaware Common Stock, and no shares of Cellegy Delaware Common Stock or other securities of Cellegy Delaware shall be issued in respect thereof.

12.                                 Covenants of Cellegy Delaware. Cellegy Delaware covenants and agrees that, effective not later than the Effective Time, it will:

a.                                       Qualify to do business as a foreign corporation in the State of California, and in all other states in which Cellegy California is so qualified and in which the failure so to qualify would have a material adverse effect on the business or financial condition of Cellegy Delaware and its subsidiaries, taken together as a whole, and, in connection therewith, shall irrevocably appoint an agent for service of process as required under the provisions of Section 2105 of the California Corporations Code and under applicable provisions of state law in other states in which qualification is required hereunder.

13.                                 Book Entries. As of the Effective Time, entries shall be made upon the books of Cellegy Delaware in accordance with the following:

a.                                       The assets and liabilities of Cellegy California shall be recorded at the amounts at which they were carried on the books of Cellegy California immediately prior to the Effective Time, with appropriate adjustments to reflect the retirement of the one hundred (100) shares of Cellegy Delaware Common Stock presently issued and outstanding.

b.                                      There shall be credited to the capital stock of Cellegy Delaware the aggregate amount of the par value of all shares of Cellegy Delaware stock resulting from the conversion of the outstanding California Common Stock pursuant to the Merger.

c.                                       There shall be credited to the capital surplus account of Cellegy Delaware the aggregate of the amounts shown in the capital stock and capital surplus accounts of Cellegy California immediately prior to the Effective Time, less the amount credited to the common stock account of Cellegy Delaware pursuant to Paragraph (b) above.

d.                                      There shall be credited to the retained earnings account of Cellegy Delaware an amount equal to that carried in the retained earning account of Cellegy California immediately prior to the Effective Time.

14.                                 Amendment. At any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the shareholders of Cellegy California, this Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of Cellegy Delaware and Cellegy California to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Agreement; provided, that any amendment made subsequent to the approval or adoption of this Agreement by the stockholders of Cellegy Delaware or the shareholders of Cellegy California shall be subject to all applicable limitations of the applicable provisions of the DGCL and the CGCL.

15.                                 Abandonment. At any time before the Effective Time, this Agreement may be terminated and the merger contemplated by this Agreement may be abandoned by the Board of Directors of either Cellegy California or Cellegy Delaware or both, notwithstanding any approval of this Agreement by the sole stockholder of Cellegy Delaware and the shareholders of Cellegy California.

16.                                 Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

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IN WITNESS WHEREOF, this Agreement, having first been duly approved by resolutions of the respective Boards of Directors of Cellegy California and Cellegy Delaware, is hereby executed on behalf of each of said two corporations by their respective officers thereunto duly authorized.

CELLEGY PHARMACEUTICALS, INC.,
a California corporation

		By:	/s/ K. Michael Forrest
K. Michael Forrest
President and Chief Executive Officer
ATTEST:	/s/ A. Richard Juelis

A. Richard Juelis, Secretary

CELLEGY PHARMACEUTICALS, INC.,
a Delaware corporation

		By:	/s/ K. Michael Forrest
K. Michael Forrest
President and Chief Executive Officer
ATTEST:	/s/ A. Richard Juelis

A. Richard Juelis, Secretary